Exhibit 10.6
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
          THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), effective as of December 14, 2007 (the “Effective Date”), is entered into by and among BioMed Realty Trust, Inc., a Maryland corporation (the “REIT”), BioMed Realty, L.P., a Maryland limited partnership (the “Operating Partnership”), and Matthew G. McDevitt (the “Executive”).
          WHEREAS, the REIT and the Operating Partnership (collectively, the “Company”) and the Executive are parties to that certain Employment Agreement effective as of August 6, 2004, as amended by that certain First Amendment to Employment Agreement effective as of February 27, 2006 (collectively, the “Prior Agreement”); and
          WHEREAS, the Company and Executive desire to amend and restate the Prior Agreement upon the terms and conditions hereinafter set forth.
          NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
          1. Employment Period. Subject to the provisions for earlier termination hereinafter provided, the Executive’s employment hereunder shall be for a term (the “Employment Period”) commencing on the Effective Date and ending on the first anniversary of the Effective Date (the “Initial Termination Date”); provided, however, that this Agreement shall be automatically extended for one (1) additional year on the Initial Termination Date and on each subsequent anniversary of the Initial Termination Date (each such extension, a “Renewal Year”), unless either the Executive or the Company elects not to so extend the term of the Agreement by notifying the other party, in writing, of such election not less than six months (6) months prior to the last day of the Employment Period as then in effect.
          2. Terms of Employment.
          (a) Position and Duties.
          (i) During the Employment Period, the Executive shall serve as Regional Executive Vice President of the REIT and the Operating Partnership and shall perform such employment duties as are assigned by the REIT’s Chief Executive Officer and usual and customary for such positions. In such position, the Executive shall report to the REIT’s Board of Directors or, if the Board of Directors delegates such authority, to the REIT’s Chief Executive Officer. At the Company’s request, the Executive shall serve the Company and/or its subsidiaries and affiliates in other offices and capacities in addition to the foregoing. In the event that the Executive, during the Employment Period, serves in any one or more of such additional capacities, the Executive’s compensation shall not be increased beyond that specified in Section 2(b) of this Agreement. In addition, in the event the Executive’s service in one or more of such additional capacities is terminated, the Executive’s compensation, as specified in Section 2(b) of this Agreement, shall not be diminished or reduced in any manner as a result of such termination for so long as the Executive otherwise remains employed under the terms of this Agreement.

          (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote such attention and time during normal business hours to the business and affairs of the Company as are necessary for the performance of his duties hereunder. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) fulfill limited teaching, speaking and writing engagements or (C) manage his personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee and officer of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company; provided that no such activity that violates any written non-competition agreement between the parties shall be permitted.
     (b) Compensation.
          (i) Base Salary. During the Employment Period, the Executive shall receive a base salary (the “Base Salary”) of $298,500 per annum. The Base Salary shall be paid by the Partnership at such intervals as the Partnership pays executive salaries generally. The Executive shall provide services to the REIT as described in this Agreement for no additional salary. During the Employment Period, the Base Salary then in effect shall be increased, effective on January 1st of each calendar year, beginning on January 1, 2008, for increases in the cost of living based on inflation as measured by the federal Consumer Price Index for All Urban Consumers (“CPI”). To determine the adjusted Base Salary using the CPI, the Base Salary shall be multiplied by a fraction, the numerator of which shall be the CPI published for the December of the year immediately preceding the date of the Base Salary adjustment (the “First Adjustment Year”), and the denominator of which shall be the CPI published for the December of the year immediately preceding the First Adjustment Year. Any increase in Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The Base Salary shall not be reduced after any such increase and the term “Base Salary” as utilized in this Agreement shall refer to Base Salary as so increased from time to time. The Base Salary may be reviewed annually by the REIT’s Board of Directors, or the Compensation Committee thereof, and may be increased beyond the cost-of-living adjustment in the discretion of the REIT’s Board of Directors, or the Compensation Committee thereof.
          (ii) Annual Bonus. In addition to the Base Salary, the Executive shall be eligible to earn, for each fiscal year of the Company ending during the Employment Period, an annual cash performance bonus (an “Annual Bonus”) under the Company’s bonus plan or plans applicable to senior executives. The Executive’s Annual Bonus shall be at least 50% of his Base Salary actually paid for such year under this Agreement and the Prior Agreement. The Executive’s actual Annual Bonus may be up to 150% of the Base Salary actually paid for such year under this Agreement and the Prior Agreement, determined on the basis of the Executive’s and/or the Company’s attainment of objective financial or other operating criteria established by the REIT’s Board of Directors, or the Compensation Committee thereof in accordance with the terms and conditions of such bonus plan(s). The Annual Bonus shall be paid to the Executive by the Partnership within seventy-five (75) days following the end of each fiscal year. If the Executive’s Annual Bonus in any year is materially less than 50% of his Base Salary, that shall constitute a material breach of this Agreement.
          (iii) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all other incentive plans, practices, policies and programs, and all savings and retirement plans, practices, policies and programs, in each case that are applicable generally to senior executives of the Company under the terms and conditions therein as in effect from time to time.
          (iv) Welfare Benefit Plans. During the Employment Period, the Executive and the Executive’s eligible family members shall be eligible for participation in the welfare benefit plans, practices, policies and programs (including, if applicable, medical, dental, disability, employee life, group life and accidental death insurance plans and programs) maintained by the Company for its senior executives under the terms and conditions therein as in effect from time to time; provided, however, that the Company shall provide the Executive with a long-term disability policy that provides for the payment of benefits at least equal to 60% of his Base Salary.
          (v) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company provided to senior executives of the Company under the terms and conditions therein as in effect from time to time.
          (vi) Fringe Benefits. During the Employment Period, the Executive shall be entitled to such fringe benefits and perquisites as are provided by the Company to its senior executives from time to time, in accordance with the policies, practices and procedures of the Company, and shall receive such additional fringe benefits and perquisites as the Company may, in its discretion, from time-to-time provide. The Company shall also reimburse Executive for (a) the costs of maintaining a cellular phone, and (b) the costs of maintaining an automobile in an amount up to $750 per month.
          (vii) Vacation. During the Employment Period, the Executive shall be entitled to three (3) weeks paid vacation.
          (viii) Term Life Insurance. In addition to any term life insurance provided to other senior executives of the Company, the Company maintains and shall continue to maintain a term life insurance policy in the amount of $1,000,000 on the life of the Executive. Except as provided in Section 4 below, the policy shall remain in effect for the Employment Period. The obligation of the Company to purchase such policy shall be conditioned on Executive’s successful completion of any required medical examination(s) such that the policy can be bought at standard rates. The Executive shall, in his sole discretion, name the beneficiaries of the policy.

          3. Termination of Employment.
          (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death or Disability during the Employment Period. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for ninety (90) consecutive days or on a total of one hundred eighty (180) days in any twelve (12) month period, in either case as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company and reasonably acceptable to the Executive or the Executive’s legal representative.
          (b) Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any one or more of the following events unless the Executive fully corrects the circumstances constituting Cause within thirty (30) days following the date written notice is delivered to the Executive which specifically identifies the circumstances constituting Cause (provided such circumstances are capable of correction):
          (i) the Executive’s willful and continued failure substantially to perform his duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the REIT’s Board of Directors, which demand specifically identifies the manner in which the REIT’s Board of Directors believes that the Executive has not substantially performed his duties;
          (ii) the Executive’s willful commission of an act of fraud or dishonesty resulting in economic or financial damage to the Company;
          (iii) the Executive’s conviction of, or entry by the Executive of a guilty or no contest plea to, the commission of a felony or a crime involving moral turpitude;
          (iv) a willful breach by the Executive of his fiduciary duty to the Company which results in economic or other damage to the Company; or
          (v) the Executive’s willful and material breach of the Executive’s covenants set forth in Section 9(a) or 9(b) hereof.
For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the REIT’s Board of Directors or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the REIT’s Board of Directors at a meeting of the REIT’s Board of Directors called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the REIT’s Board of Directors), finding that, in the good faith opinion of the Board, the Executive is guilty of any of the conduct described in Section 3(b), and specifying the particulars thereof in detail.
          (c) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason or by the Executive without Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one or more of the following events without the Executive’s prior written consent, unless the Company fully corrects the circumstances constituting Good Reason within thirty (30) days following the date written notice is delivered to the REIT’s Board of Directors by the Executive which specifically identifies the circumstances constituting Good Reason (provided such circumstances are capable of correction), after:
          (i) a material diminution in Executive’s base compensation;
          (ii) a material diminution in Executive’s authority, duties or responsibilities, including a requirement that Executive report to another corporate officer or employee instead of reporting directly to the REIT’s Chief Executive Officer or to the REIT’s Board of Directors;
          (iii) a material change in the geographic location at which Executive must perform his or her duties; or
          (iv) any other action or inaction that constitutes a material breach by the Company of its obligations to Executive under this Agreement.
          Notwithstanding the foregoing, “Good Reason” shall only exist if Executive shall have provided the REIT’s Board of Directors with written notice within ninety (90) days of the initial occurrence of any of the foregoing events or conditions which specifically identifies the circumstances constituting Good Reason (provided such circumstances are capable of correction), and the Company fails to fully correct the circumstances constituting Good Reason within thirty (30) days following the date such written notice is delivered to the REIT’s Board of Directors. Executive’s termination by reason of resignation from employment with the Company for Good Reason shall be treated as involuntary. Executive’s resignation from employment with the Company for Good Reason must occur within two (2) years following the initial existence of the event or condition constituting Good Reason.
          (d) Notice of Termination. Any termination by the Company, or by the Executive, shall be communicated by Notice of Termination to the other parties hereto given in accordance with Section 13(c) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than sixty (60) days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
          (e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date specified in the Notice of Termination (which date shall not be prior to the expiration of the applicable correction period and shall not be more than sixty (60) days after the giving of such notice), as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination (or such other date specified by the Company, which date shall not be more than sixty (60) days after the giving of such notice), (iii) if the Executive’s employment is terminated by the Executive without Good Reason, the Date of Termination shall be the thirtieth (30th) day after the date on which the Executive notifies the Company of such termination, unless otherwise agreed by the Company and the Executive, and (iv) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death or Disability of the Executive, as the case may be.
          4. Obligations of the Company upon Termination.
          (a) Without Cause or For Good Reason. If, during the Employment Period, the Company shall terminate the Executive’s employment without Cause or the Executive shall terminate his employment for Good Reason:
          (i) The Executive shall be paid the aggregate amount of
               (A) the Executive’s earned but unpaid Base Salary and accrued but unpaid vacation pay through the Date of Termination, and any Annual Bonus required to be paid to the Executive pursuant to Section 2(b)(ii) above for any fiscal year of the Company that ends on or before the Date of Termination to the extent not previously paid (the “Accrued Obligations”), and
               (B) the sum of (x) the Base Salary in effect on the Date of Termination plus (y) the average Annual Bonus received by the Executive for the three (3) complete fiscal years (or such lesser number of years as the Executive has been employed by the Company) of the Company immediately prior to the Date of Termination (such amount determined under this clause (B) payable to the Executive, the “Severance Amount”).
               The Severance Amount shall be paid to the Executive as follows: (A) 50% of the Severance Amount shall be paid in a single lump sum payment within ten (10) days after the Release Effective Date (as defined below) and (B) the remaining 50% of the Severance Amount shall be paid in a single lump sum payment on March 1st of the year following the calendar year in which the Date of Termination occurred; provided, however, that if the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, in each case within one (1) year after the effective date of a Change in Control (as defined below), then the Severance Amount shall be paid in a single lump sum payment within ten (10) days following the Release Effective Date;
          (ii) For a period of eighteen (18) months following the Date of Termination, the Company shall continue to provide the Executive and the Executive’s eligible family members with group health insurance coverage at least equal to that which would have been provided to them if the Executive’s employment had not been terminated under the terms and conditions of the applicable plans; provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive group health insurance coverage under another employer’s plans, the Company’s obligations under this Section 4(a)(ii) shall be terminated to the extent comparable coverage is actually provided to the Executive and the Executive’s eligible family members, and any such coverage shall be reported by the Executive to the Company;
          (iii) The Company shall pay to Executive an amount equal to the premiums for the long-term disability and life insurance coverage described in Sections 2(b)(iv) and 2(b)(viii) for a twelve (12) month period following the Date of Termination, determined by reference to the premiums in effect immediately prior to the Date of Termination, which amount shall be paid to the Executive in a single lump sum payment within ten (10) days after the Release Effective Date;
          (iv) For a period of eighteen (18) months following the Date of Termination, the Company shall, at its sole expense and on an as-incurred basis, provide the Executive with up to $15,000 towards outplacement services the scope and provider of which shall be reasonable and consistent with industry practice for similarly situated executives;
          (v) To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any vested benefits and other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliates (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”); and
          (vi) On the Date of Termination, 100% of the outstanding unvested stock options, restricted stock and other equity awards granted to the Executive under any of the Company’s equity incentive plans (or awards substituted therefore covering the securities of a successor company) shall become immediately vested and exercisable in full.
          Notwithstanding the foregoing, it shall be a condition to the Executive’s right to receive the amounts provided for in Sections 4(a)(i)(B) and 4(a)(ii), (iii) and (iv) above that the Executive execute, deliver to the Company and not revoke a release of claims in substantially the form attached hereto as Exhibit A (the “Release”). Executive shall have fifty (50) days following the Date of Termination to execute such Release. It is understood that, in the event that Executive is at least forty (40) years old on the Date of Termination, Executive has a certain period to consider whether to execute such Release, and Executive may revoke such Release within seven (7) business days after execution. In the event Executive does not execute such Release within the applicable period, or if Executive revokes such Release within the subsequent seven (7) business day period, the Executive shall not be entitled to the amounts provided for in Sections 4(a)(i)(B) and 4(a)(ii), (iii) and (iv) above. The date on which the Executive’s Release becomes effective and the applicable revocation period lapses shall be the “Release Effective Date.”
          (b) For Cause or Without Good Reason. If the Executive’s employment shall be terminated by the Company for Cause or by the Executive without Good Reason during the Employment Period, the Company shall have no further obligations to the Executive under this Agreement other than pursuant to Sections 7 and 8 hereof, and the obligation to pay to the Executive the Accrued Obligations in cash within thirty (30) days after the Date of Termination and to provide the Other Benefits.
          (c) Death or Disability. If the Executive’s employment is terminated by reason of the Executive’s death or Disability during the Employment Period:
          (i) The Accrued Obligations shall be paid to the Executive’s estate or beneficiaries or to the Executive, as applicable, in cash within thirty (30) days of the Date of Termination;
          (ii) 100% of the Executive’s annual Base Salary, as in effect on the Date of Termination, shall be paid to the Executive’s estate or beneficiaries or to the Executive, as applicable, in cash within thirty (30) days following the Date of Termination;
          (iii) For a period of twelve (12) months following the Date of Termination, the Executive and the Executive’s eligible family members shall continue to be provided with group health insurance coverage at least equal to that which would have been provided to them if the Executive’s employment had not been terminated;
          (iv) In the event the Executive’s employment is terminated by reason of the Executive’s Disability, the Company shall pay to Executive an amount equal to the premiums for the long-term disability and life insurance coverage described in Sections 2(b)(iv) and 2(b)(viii) for a twelve (12) month period following the Date of Termination, determined by reference to the premiums in effect immediately prior to the Date of Termination, which amount shall become payable to the Executive in a single lump sum payment within thirty (30) days following the Date of Termination; and
          (v) The Other Benefits shall be paid or provided to the Executive on a timely basis.
          5. Definition of Change in Control. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events:
          (a) A transaction or series of transactions (other than an offering of Company’s common stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group”

of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or
          (b) individuals who, as of the Effective Date, constitute the REIT’s Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the REIT’s Board of Directors; provided, however, that any individual becoming a director subsequent to the Effective Date whose election by the REIT’s shareholders, or nomination for election by the REIT’s Board of Directors, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the REIT’s Board of Directors;
          (c) the consummation by the REIT (whether directly involving the REIT or indirectly involving the REIT through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the REIT’s assets or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction
          (A) which results in the REIT’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the REIT or the person that, as a result of the transaction, controls, directly or indirectly, the REIT or owns, directly or indirectly, all or substantially all of the REIT’s assets or otherwise succeeds to the business of the REIT (the REIT or such person, the “Successor Entity”)) directly or indirectly, at least 50% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
          (B) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (B) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the REIT prior to the consummation of the transaction; or
          (d) approval by the REIT’s shareholders of a liquidation or dissolution of the REIT.

          6. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.
          7. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and except as expressly provided, such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred (within 30 days following the Company’s receipt of an invoice from the Executive), to the full extent permitted by law, all reasonable legal fees and expenses which the Executive or his beneficiaries may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive or his beneficiaries about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended. Executive shall submit invoices for legal fees and expenses no later than January 30 of the year following the year in which such legal fees and expenses were incurred. The preceding sentence shall not apply with respect to any such contest if the court having jurisdiction over such contest determines that the Executive’s claim in such contest is frivolous or maintained in bad faith. The Company’s obligation to reimburse the Executive for reasonable legal fees and expenses pursuant to this Section 7 shall terminate on the tenth (10th) anniversary of the termination of the Employment Period.
          8. Certain Additional Payments by the Company.
          (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the Executive shall be entitled to receive an additional payment (the “Excise Tax Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Excise Tax Gross-Up Payment, the Executive retains an amount of the Excise Tax Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 8(a), if it shall be determined that the Executive is entitled to the Excise Tax Gross-Up Payment, but that the Parachute Value of all Payments does not exceed 110% of the Safe Harbor Amount, then no Excise Tax Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments under Section 4(a)(i), unless an alternative method of reduction is elected by the Executive, and in any event shall be made in such a manner as to maximize the Value of all Payments actually made to the Executive. For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amount payable under this Agreement would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to this Section 8(a). The Company’s obligation to make Excise Tax Gross-Up Payments under this Section 8 shall not be conditioned upon the Executive’s termination of employment.
          (b) Subject to the provisions of Section 8(c), all determinations required to be made under this Section 8, including whether and when an Excise Tax Gross-Up Payment is required, the amount of such Excise Tax Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by such nationally recognized accounting firm as may be selected by the Company and reasonably acceptable to the Executive (the “Accounting Firm”); provided, that the Accounting Firm’s determination shall be made based upon “substantial authority” within the meaning of Section 6662 of the Code. The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Excise Tax Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by the Company to the Executive within five (5) days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive, unless the Company obtains an opinion of outside legal counsel, based upon at least “substantial authority” within the meaning of Section 6662 of the Code, reaching a different determination, in which event such legal opinion shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Excise Tax Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 8(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.
          (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Excise Tax Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than ten (10) business days after the Executive is informed in writing of such claim. The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall:
          (i) give the Company any information reasonably requested by the Company relating to such claim,
          (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,
          (iii) cooperate with the Company in good faith in order effectively to contest such claim, and
          (iv) permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income in connection with such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Excise Tax Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
          (d) If, after the receipt by the Executive of an Excise Tax Gross-Up Payment or an amount advanced by the Company pursuant to Section 8(c), the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Excise Tax Gross-Up Payment relates or with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 8(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 8(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Excise Tax Gross-Up Payment required to be paid.
          (e) Notwithstanding any other provision of this Section 8, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Excise Tax Gross-Up Payment, and the Executive hereby consents to such withholding.
          (f) Any other liability for unpaid or unwithheld Excise Taxes shall be borne exclusively by the Company, in accordance with Section 3403 of the Code. The foregoing sentence shall not in any manner relieve the Company of any of its obligations under this Employment Agreement.
          (g) Definitions. The following terms shall have the following meanings for purposes of this Section 8:
          (i) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.
          (ii) “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.
          (iii) A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.
          (iv) The “Safe Harbor Amount” shall mean 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.
          (v) “Value” of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.
          (h) Any Excise Tax Gross-Up Payment and any payment of any income or other taxes and any related interest and penalties to be paid by the Company under this Section 8 shall be made by the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the related taxes.

          9. Confidential Information and Non-Solicitation.
          (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the REIT, the Operating Partnership and their respective subsidiaries and affiliates (collectively, the “REIT Group”), and each of their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it; provided, that if the Executive receives actual notice that the Executive is or may be required by law or legal process to communicate or divulge any such information, knowledge or data, the Executive shall promptly so notify the Company.
          (b) While employed by the Company and, during any period following the Date of Termination during which the Executive is receiving payments from the Company, the Executive shall not directly or indirectly solicit, induce, or encourage any employee, consultant, agent, customer, vendor, or other parties doing business with any member of the REIT Group to terminate their employment, agency, or other relationship with the REIT Group or such member or to render services for or transfer their business from the REIT Group or such member and the Executive shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.
          (c) In no event shall an asserted violation of the provisions of this Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement. However, in recognition of the facts that irreparable injury will result to the Company in the event of a breach by the Executive of his obligations under Sections 9(a) and (b) of this Agreement, that monetary damages for such breach would not be readily calculable, and that the Company would not have an adequate remedy at law therefor, the Executive acknowledges, consents and agrees that in the event of such breach, or the threat thereof, the Company shall be entitled, in addition to any other legal remedies and damages available, to specific performance thereof and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by the Executive.
          (d) This Section 9 shall survive termination of the Employment Period or any expiration or termination of this Agreement.
          10. Successors.
          (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
          (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
          11. Payment of Financial Obligations. The payment or provision to the Executive by the Company of any remuneration, benefits or other financial obligations pursuant to this Agreement shall be allocated to the Operating Partnership, the REIT and, if applicable, any subsidiary and/or affiliate thereof in accordance with any agreements to such effect by and between the REIT and the Operating Partnership, as in effect from time to time.
          12. Indemnification. The Company and the Executive have entered into an Indemnification Agreement substantially in the form filed as Exhibit 10.4 to the Company’s Registration Statement on Form S-11.
          13. Miscellaneous.
          (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
          (b) Arbitration. Except as set forth in Section 9(c) above, any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement or any arrangements relating to this Agreement or contemplated in this Agreement or the breach, termination or invalidity thereof shall be settled by final and binding arbitration administered by JAMS/Endispute in San Diego, California in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes. In the event of such an arbitration proceeding, the Executive and the Company shall select a mutually acceptable neutral arbitrator from among the JAMS/Endispute panel of arbitrators. In the event the Executive and the Company cannot agree on an arbitrator, the Administrator of JAMS/Endispute will appoint an arbitrator. Neither the Executive nor the Company nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state of California, or federal law, or both, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgment upon the award may be entered in any court having jurisdiction thereof. The Company will pay the direct costs and expenses of the arbitration. The Executive and the Company shall be responsible for their respective attorneys’ fees incurred in connection with enforcing this Agreement; provided, however, the Executive and the Company agree that, except as may be prohibited by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party. This Section 13(b) shall not apply to the Company’s right to enforce the Executive’s obligations under Section 9 to the extent the Company is entitled to seek specific performance thereunder.
          (c) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
          If to the Executive: at the Executive’s most recent address on the records of the Company,
If to the REIT or the Operating Partnership:
BioMed Realty Trust, Inc.
BioMed Realty, L.P.
17140 Bernardo Center Drive
Suite 222
San Diego, California 92128
with a copy to:
Craig M. Garner, Esq.
Latham & Watkins LLP
12636 High Bluff Drive
Suite 400
San Diego, California 92130
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
          (d) Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Exchange Act and the rules and regulations promulgated thereunder, then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder.
          (e) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
          (f) Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. In addition, notwithstanding any other provision of this Agreement, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Excise Tax Gross-Up Payment, and the Executive hereby consents to such withholding.
          (g) No Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
          (h) Survival. Provisions of this Agreement shall survive any termination of the Employment Period if so provided herein or if necessary or desirable to fully accomplish the purposes of such provision, including, without limitation, the Executive’s obligations under Section 9 hereof. The obligation of the Company to make payments to or on behalf of the Executive under Section 4 or 5 hereof is expressly conditioned upon the Executive’s continued full performance of his obligations under Section 9 hereof. The Executive recognizes that, except as expressly provided in Section 4 or 5, no compensation is earned after termination of the Employment Period.
          (i) Entire Agreement. As of the Effective Date, this Agreement, together with any restricted stock agreements or other equity award agreements between the parties, constitutes the final, complete and exclusive agreement between the Executive and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, made to you by any member of the REIT Group or any entity (a “Predecessor Employer”), or representative thereof, whose business or assets any member of the REIT Group succeeded to in connection with the initial public offering of the common stock of the REIT or the transactions related thereto, including, without limitation, the Prior Agreement. The Executive agrees that any such agreement, offer or promise between the Executive and a Predecessor Employer (or any representative thereof) is hereby terminated and will be of no further force or effect, and the Executive acknowledges and agrees that upon his execution of this Agreement, he will have no right or interest in or with respect to any such agreement, offer or promise.
          (j) Counterparts. This Agreement may be executed simultaneously in two counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.
          (k) Section 409A of the Code.
          (i) This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Code, and, accordingly, the severance payments payable under Section 4(a)(i)(B), 4(a)(iii), 4(c)(ii) and 4(c)(iv) shall be paid no later than the later of: (a) the fifteenth (15th) day of the third month following the Executive’s first taxable year in which such severance benefit is no longer subject to a substantial risk of forfeiture, and (b) the fifteenth (15th) day of the third month following the first taxable year of the Company in which such severance benefit is no longer subject to substantial risk of forfeiture, as determined in accordance with Section 409A of the Code and any regulations of the United States Department of the Treasury (“Treasury Regulations”) and other guidance issued thereunder. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Treasury Regulations and other interpretive guidance issued thereunder.
          (ii) Notwithstanding anything to the contrary in this Agreement, if at the time of the Executive’s termination of employment with the Company the Executive is a “specified employee” as defined in Section 409A of the Code, as determined by the Company in accordance with Section 409A of the Code, to the extent that the payments or benefits under this Agreement are subject to Section 409A of the Code and the delayed payment or distribution of all or any portion of such amounts to which the Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion shall be paid or distributed to the Executive during the thirty (30) day period commencing on the earlier of (a) the date that is six (6) months following the Executive’s termination of employment with the Company, (b) the date of the Executive’s death, or (c) the earliest date as is permitted under Section 409A of the Code.
          (iii) As provided in Internal Revenue Notice 2006-79, notwithstanding any other provision of this Agreement, with respect to an election or amendment to change a time and form of payment under this Agreement made on or after January 1, 2007 and on or before December 31, 2007, the election or amendment may apply only to amounts that would not otherwise be payable in 2007 and may not cause an amount to be paid in 2007 that would not otherwise be payable in 2007.
[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the REIT’s Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

BIOMED REALTY TRUST, INC.
By:	/s/ Alan D. Gold
	Name:	Alan D. Gold
	Title:	Chief Executive Officer

BIOMED REALTY, L.P.
By:	BioMed Realty Trust, Inc., its general partner

	By:	/s/ Alan D. Gold
	Name:	Alan D. Gold
	Title:	Chief Executive Officer

EXECUTIVE
/s/ Matthew G. McDevitt
Matthew G. McDevitt

Exhibit A
GENERAL RELEASE
          For a valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of BioMed Realty Trust, Inc., BioMed Realty, L.P., and each of their partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof.  The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of the undersigned by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasee’s right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act, the Americans With Disabilities Act, and the California Fair Employment and Housing Act.
          THE UNDERSIGNED ACKNOWLEDGES THAT HE HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
     “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
THE UNDERSIGNED, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.
          IN ACCORDANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, THE UNDERSIGNED IS HEREBY ADVISED AS FOLLOWS:
     (A) HE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE;
     (B) HE HAS TWENTY-ONE (21) DAYS TO CONSIDER THIS RELEASE BEFORE SIGNING IT; AND

     (C) HE HAS SEVEN (7) DAYS AFTER SIGNING THIS RELEASE TO REVOKE THIS RELEASE, AND THIS RELEASE WILL BECOME EFFECTIVE UPON THE EXPIRATION OF THAT REVOCATION PERIOD.
          The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which he may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer.  It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.
          The undersigned agrees that if he hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.
          The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.
          IN WITNESS WHEREOF, the undersigned has executed this Release this                      day of                     ,                     .
                                       & nbsp;
Matthew G. McDevitt